Exhibit 10.24

Resideo Supplemental Pension Plan

(Effective October 29, 2018)

Article I - Purpose

Effective October 29, 2018, Resideo Technologies, Inc. adopted the Resideo Supplemental Pension Plan (the “Plan”) to provide certain pension benefits as required by the terms of the spinoff of the Homes and ADI Distribution businesses from Honeywell International Inc.

The purpose of the Plan is to provide Active and Inactive Participants and their joint annuitants and beneficiaries under the Pension Plan with the amount of retirement income that is not provided under the Pension Plan because the Participant deferred compensation under one or more nonqualified deferred compensation plans of Resideo Technologies, Inc. by reason of the limits imposed by Section 415 and 401(a)(17) of the Code. The Plan is also intended to cover any contractual obligation Resideo has to pay pension benefits that cannot be provided under the provisions of the Pension Plan.

The provisions of this Plan are generally applicable only to Active Participants and Inactive Participants who participated in the Honeywell Retirement Earnings Plan immediately prior to October 29, 2018, are employed by Resideo or an Affiliate on or after October 29, 2018, and had their Honeywell Retirement Earnings Plan Accrued Pension Benefit transferred to the Resideo Pension Plan as of October 29, 2018.  Except as otherwise provided in a retroactively effective provision of this Plan or required by law, the pension benefit amount, distribution options, and death benefits for any person who was a Terminated Participant as of October 29, 2018 shall be determined by the relevant Honeywell Supplemental Pension Plan in effect as of his termination of service, death or disability, as applicable, with the Honeywell Group before October 29, 2018.

Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the Pension Plan and the provisions thereof are hereby incorporated by reference.

Article II - Definitions

2.1Accrued Pension Benefit - means the amount of retirement income payable under the Pension Plan to or with respect to a Participant at the date required by this Plan.

2.2Actuarial Equivalent or Actuarially Equivalent – means, except as otherwise provided in the Plan, a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining actuarial equivalency benefit under the Pension Plan.

2.3Board of Directors - means the Board of Directors of Resideo Technologies, Inc.

2.4Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.5Committee - means the Compensation Committee of Resideo Technologies, Inc.

2.6Deferral Plan - means a salary or incentive compensation deferral plan that may be sponsored by Resideo Technologies, Inc. on or after October 29, 2018, as the same may be amended from time to time.

2.7Earliest Retirement Date – means the earliest date as of which the Participant would be eligible to commence the receipt of his Pension Plan benefit, whether or not he elects to commence receipt of such Pension Plan benefit as of such date.

2.8Resideo- means Resideo Technologies, Inc., a Delaware corporation and its Affiliates.

2.9Incentive Plan - means the Resideo Incentive Compensation Plan for Executive Employees, and all successor plans.

2.10Pension Plan - means the Resideo Pension Plan other than the portion of the Resideo Pension Plan providing benefits to Participants under the Pittway formula (Supplement A), union Participants under the Pension Equity formula (Supplement C), and Participants under the Honeywell Pension Plan Part A (unit benefit formula) (Supplement H) and Part B (cash balance formula) (Supplement I), and (iii) the [AlliedSignal Pension Plan for Contractual Obligations].

2.11Plan - means the Resideo Supplemental Pension Plan.

2.12Separation from Service Date – means the date on which the Participant’s separation from service with Resideo and its Affiliates occurs within the meaning of Section 409A of the Code.   A Participant’s Separation from Service Date occurs when the facts and circumstances indicate that Resideo and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the Participant’s employment by Resideo and its Affiliates).

2.13Specified Employee – means any Participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or his delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President, Compensation and Benefits or his delegate, which determination of “specified employees” and identification date shall be made by the Vice President, Compensation and Benefits or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.14Supplemental Benefit - means the excess, if any, of (i) the retirement income payable to or with respect to a Participant under the Pension Plan that would have been accrued by the Participant (1) had the amount of deferred compensation awards under the Incentive Plan been compensation included for calculating benefits under the Pension Plan in the year the award would otherwise have been earned or payable as recognized by the Pension Plan, (2) had Participant-deferred contributions to the Supplemental Savings Plan been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (3) had the portion of base annual salary and incentive awards deferred by a Participant under the terms of the Deferral Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (4) had the limits of Code Section 415 and 401(a)(17) not been incorporated in the Pension Plan, and (5) had the Participant met all the requirements for a benefit from the Pension Plan with respect to all other pension benefits which Resideo has become contractually obligated to pay to the Participant, over (ii) the Participant's Accrued Pension Benefit.  A Participant’s Supplemental Benefit shall include an estimate of any compensation or service that is required to be taken into account under the Pension Plan after the Participant receives payment of his Supplemental Benefit.

Notwithstanding the foregoing, in no event does this definition require the inclusion of deferred compensation, Participant-deferred contributions, base annual salary and incentive awards in a year when such amounts would not have been included under the Participant’s applicable formula under the Pension Plan.

2.15Supplemental Savings Plans – means a supplemental savings plan that may be sponsored by Resideo Technologies, Inc. on or after October 29, 2018, as the same may be amended from time to time.

Article III - Participation

Participation in the Plan shall be limited to:

(a)those Active and Inactive Participants in the Pension Plan (and their joint annuitants and beneficiaries) who, as a result of having deferred an award under an Incentive Plan or compensation under a Supplemental Savings Plan or a Deferral Plan, receive or shall receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such deferral;

(b)those Active and Inactive Participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of the limitations contained in Code Sections 415 or 401(a)(17) receive or will receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such limitations; and

(c)any Employee who has entered into a contractual agreement with Resideo under which Resideo shall, after the termination of employment of the Employee, provide a benefit in the form of a life annuity for the Employee (and the Employee's joint annuitant or beneficiary) as provided under the terms of the contractual agreement.

Article IV - Supplemental Benefit

4.01Payment of Supplemental Benefit

(a)Supplemental Benefits shall be payable directly to the Participant, or such Participant's joint annuitant or beneficiary, as applicable, from the general assets of Resideo and Resideo shall not be under any obligation to set aside any funds or other assets for the payment of the Supplemental Benefits under this Plan. Resideo may, in its sole discretion, establish funds for payment of these Supplemental Benefits. However, any and all such funds shall remain assets of Resideo and subject to the claims of creditors of the corporation. Such funds, if any, shall not be deemed to be assets of this Plan.

Notwithstanding the preceding paragraph, the Committee is authorized (but not required) to cause Resideo (or any successor thereto) to fund all or a part of the Supplemental Benefits for such Participant or Participants as it may select in its sole discretion from time to time.  The amount of such funded Supplemental Benefits shall not be assets of Resideo and shall not be subject to the claims of creditors of Resideo. Such Participants, if any, and the amount of any funded Supplemental Benefits shall be designated in an appendix to this Plan and the Supplemental Benefits of any Participant not designated in a Plan appendix or the portion of any Supplemental Benefit not funded as designated in a Plan appendix shall not be so funded and shall remain subject to the provisions of the preceding paragraph of this Section 4.01(a). A Participant designated on a Plan appendix who is married on the date any funded Supplemental Benefits commence under Section 4.01(b) must obtain the written consent of the Participant's spouse in the form and manner prescribed by the Committee to the election of any form of payment of such funded Supplemental Benefits other than a 50% joint and survivor annuity with the Participant's spouse designated as the joint annuitant. The Committee is authorized to select, appoint and remove trustees or other entities or individuals, to enter into, amend and terminate trust or other agreements, to create trust or other secured funds, to cause Resideo to make contributions to such funds in such amounts as the Committee may determine from time to time and to take all other actions that it may determine to be necessary or helpful in implementing the funding, including providing for the payment of Supplemental Benefits in accordance with applicable law.

(b)The following rules shall be used in determining the time and form of payment for a Participant’s Supplemental Benefit:

(1)Except as otherwise provided in this paragraph (b), the Actuarial Equivalent value of a Participant’s Supplemental Benefit shall be paid in a single lump sum payment as of the first day of the month following 105 days after the later of the Participant’s Separation from Service Date or Earliest Retirement Date.  For purposes of this clause (1), the Earliest Retirement Date of a Participant who participates in the REP Formula of the Pension Plan shall be his Separation from Service Date.

(2)A Participant who was provided a payment election for his Supplemental Benefit under the Honeywell Supplemental Pension Plan prior to January 1, 2009 other than a Participant described in clause (3) and who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the Participant under the Pension Plan other than annuity forms with a level income option.  Such payments will begin as of the first day of the month following 105 days after the later of the Participant’s Separation from Service Date or Earliest Retirement Date.  If a Participant fails to elect an annuity payment form by the required date, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

(3)A Participant who is entitled to disability pension benefits under the Pension Plan that qualify as “ancillary benefits” shall continue to receive such benefits as required by the Pension Plan as long as the Participant satisfies the conditions applicable to such benefits.  The Actuarial Equivalent value of such Participant’s Supplemental Benefit at retirement shall be paid as of the first day of the month following 105 days after the latest date the ancillary disability pension benefits could be paid, whether or not the ancillary disability pension benefits continue to be paid to such date.  The form of payment shall be determined in accordance with clause (1) or (2) as applicable.

(c)A Participant’s Supplemental Benefit shall include an estimate of any service or compensation (such as during a severance period or Retirement Bridge Leave) following the Participant’s benefit commencement date that is required to be taken into account in calculating a Participant’s Supplemental Benefit.  In no event shall Resideo be required to recalculate or otherwise true up the Supplemental Benefit actually paid.

(d)Except as otherwise provided on Appendix A in relation to Supplemental Benefits accrued under the Honeywell Retirement Benefit Plan formula (Supplement B), for the purpose of determining the Actuarial Equivalent present value of a Participant's accrued Supplemental Benefit, the "Applicable Mortality Table" and the "Applicable Interest Rate" shall be used, as defined below.

(1)The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury pursuant to Code Section 417(e). Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which the present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

(2)The "Applicable Interest Rate" means the average annual rate of interest on 30-year Treasury securities determined as of the third calendar month preceding the month during which the benefit commencement occurs.

(e)If a Supplemental Benefit becomes payable and the relevant Pension Plan or agreement is terminated in accordance with its terms, then the Participant shall have a right to only the Supplemental Benefit accrued to the date of termination of the relevant Pension Plan or agreement. In such event, Resideo shall remain liable for the payment of the Supplemental Benefit and payment shall be made at such times and in such manner as provided in this Section 4.01.

(f)Except to the extent that a Participant's Supplemental Benefit is funded as described in Section 4.01(a), the rights and interest of any Participant, joint annuitant, or beneficiary to a Supplemental Benefit under this Plan shall be the same as any other unsecured creditor of Resideo (or any successor thereto). In the event of any bankruptcy proceeding by or against Resideo, a Participant, joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided by the Plan.

(g)No person shall have a right to acceleration of any payment under the Plan. No person shall be entitled to anticipate such benefit by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt of payment.

(h)Notwithstanding any provision of this Section 4.01 to the contrary, if a Participant is a Specified Employee at his Separation from Service Date and payment under this Section 4.01 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the Participant’s death, with no interest or earnings accruing on the delayed payments.

4.02Death Benefits

(a)If a Participant receives his Supplemental Benefit in a single lump sum payment, no Supplemental Benefit shall be paid to his surviving spouse or beneficiary following his death.

(b)If a Participant elects to receive his Supplemental Benefit in an annuity that provides a survivor annuity or death benefit, the Participant’s surviving spouse or beneficiary, as applicable, shall receive the applicable survivor benefit or death benefit following the Participant’s death.

(c)If a Participant dies before he receives his Supplemental Benefit, his surviving spouse or beneficiary shall receive the Actuarial Equivalent value of any pre-retirement surviving spouse benefits or death benefits provided by the Pension Plan (1) in the form of the annuity required by the Pension Plan if the Participant elected to receive his Supplemental Benefits in an annuity, or (2) in all other cases, in the form of a single lump sum payment.  Such payment will be paid or begin to be paid as of the first day of the month following 105 days after the later of the Participant’s death or the date that would have been the Participant’s Earliest Retirement Date.

Article V - Administration

5.01Plan Administrator - The Vice President, Compensation & Benefits shall be the Plan Administrator and shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Committee at such time or times as the Committee shall designate.

5.02Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of Resideo in determining any Participant's eligibility for and amount of benefit under the Plan. In the event that the Plan Administrator's reliance on the records of Resideo causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a Participant, the Plan Administrator shall withhold any payments then due a Participant and take any action deemed appropriate to recover the balance of the overpayment.

5.03Benefit Appeals - The Plan Administrator shall establish an appeals procedure as defined by U.S. Department of Labor regulations. Such procedures will provide that the Participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing, specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the Participant must supply in order to perfect a claim for benefits.

5.04Nonduplication of Benefits - To avoid the duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the Participant under other supplemental pension plans sponsored by Resideo or its Affiliates for which the Participant may be eligible, provided however that payment under all plans shall begin at the same time and in the same form of payment.

5.05Compliance with Section 409A of the Code – The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan.  Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed.  To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

Article VI - Amendment and Termination

6.01Plan Amendments – Resideo reserves the right to amend the Plan from time to time. The Plan may be amended by the Committee; provided however, that no amendment shall reduce any benefit being paid or then payable to a Participant. Further, no amendment shall reduce the benefits provided by the Plan to Participants or alter in any manner the rights of the Participants to benefits provided under this Plan.

6.02Plan Termination – Resideo reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of Participants.

APPENDIX A

The lump sum of Supplemental Benefits accrued under the Honeywell Retirement Benefit Plan formula (Supplement B) shall be the present value of the Participant’s Supplemental Benefit or remaining benefit as of the date the Plan is terminated using the following interest rate and mortality assumptions:

Interest: 8 1/2% per annum discount rate

Mortality: 1983 Group Annuity Mortality Table for Healthy Males